EXHIBIT 5.1

[Letterhead of Greenberg Traurig, LLP]

February 9, 2011

Enzo Biochem, Inc.
60 Executive Boulevard
Farmingdale, New York 11735

Ladies and Gentlemen:

          We have assisted in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 3,000,000 shares (the “Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of Enzo Biochem, Inc., a New York corporation (the “Company”), issuable under the Enzo Biochem, Inc. 2011 Incentive Plan (the “2011 Plan”).

          In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i) the Company’s Certificate of Incorporation as amended through the date hereof;

(ii) the Company’s By-laws, as amended through the date hereof;

(iii) resolutions of the board of directors and shareholders of the Company;

(iv) the Registration Statement and schedules and exhibits thereto;

(v) the 2011 Plan;

(vi) a specimen stock certificate evidencing the Common Stock; and

(vii) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

          In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

          Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the 2011 Plan, will be validly issued, fully paid and non-assessable.

          The opinion expressed above is limited to the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction. This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

          In addition, we have assumed that the resolutions of the Company’s board of directors or its compensation committee authorizing the Company to issue and deliver the Shares pursuant to the 2011 Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP